As filed with the Securities and Exchange Commission on May 1, 2015

Registration No. 001-36874

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

Gannett SpinCo, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	47-2390983 (I.R.S. Employer Identification No.)
7950 Jones Branch Drive, McLean, Virginia (Address of Principal Executive Offices)	22107-0910 (Zip Code)

(703) 854-6000
(Registrant's telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, $0.01 par value	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:
None

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

☐	Large accelerated filer	☐	Accelerated filer
☑	Non-accelerated filer	☐	Smaller reporting company
(Do not check if a smaller reporting company)

Gannett SpinCo, Inc.

INFORMATION REQUIRED IN REGISTRATION STATEMENT
CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT
AND ITEMS OF FORM 10

              Certain information required to be included herein is incorporated by reference to specifically identified portions of the body of the information statement filed herewith as Exhibit 99.1. None of the information contained in the information statement shall be incorporated by reference herein or deemed to be a part hereof unless such information is specifically incorporated by reference.

Item 1.          Business.

              The information required by this item is contained under the sections of the information statement entitled "Information Statement Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," "Certain Relationships and Related Person Transactions," and "Where You Can Find More Information." Those sections are incorporated herein by reference.

Item 1A.      Risk Factors.

              The information required by this item is contained under the section of the information statement entitled "Risk Factors." That section is incorporated herein by reference.

Item 2.          Financial Information.

              The information required by this item is contained under the sections of the information statement entitled "Unaudited Pro Forma Combined Financial Statements," "Selected Historical Combined Financial Data of SpinCo," and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Those sections are incorporated herein by reference.

Item 3.          Properties.

              The information required by this item is contained under the section of the information statement entitled "Business." That section is incorporated herein by reference.

Item 4.          Security Ownership of Certain Beneficial Owners and Management.

              The information required by this item is contained under the section of the information statement entitled "Security Ownership of Certain Beneficial Owners and Management." That section is incorporated herein by reference.

Item 5.          Directors and Executive Officers.

              The information required by this item is contained under the sections of the information statement entitled "Directors" and "Management." These sections are incorporated herein by reference.

Item 6.          Executive Compensation.

              The information required by this item is contained under the section of the information statement entitled "Executive Compensation." That section is incorporated herein by reference.

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Item 7.          Certain Relationships and Related Transactions.

              The information required by this item is contained under the sections of the information statement entitled "Management" and "Certain Relationships and Related Person Transactions." Those sections are incorporated herein by reference.

Item 8.          Legal Proceedings.

              The information required by this item is contained under the section of the information statement entitled "Business—Legal Proceedings." That section is incorporated herein by reference.

Item 9.          Market Price of, and Dividends on, the Registrant's Common Equity and Related Stockholder Matters.

              The information required by this item is contained under the sections of the information statement entitled "Dividend Policy," "Capitalization," "The Separation and Distribution," and "Description of SpinCo's Capital Stock." Those sections are incorporated herein by reference.

Item 10.          Recent Sales of Unregistered Securities.

              The information required by this item is contained under the sections of the information statement entitled "Description of Material Indebtedness" and "Description of SpinCo's Capital Stock—Sale of Unregistered Securities." Those sections are incorporated herein by reference.

Item 11.          Description of Registrant's Securities to be Registered.

              The information required by this item is contained under the sections of the information statement entitled "Dividend Policy," "The Separation and Distribution," and "Description of SpinCo's Capital Stock." Those sections are incorporated herein by reference.

Item 12.          Indemnification of Directors and Officers.

              The information required by this item is contained under the section of the information statement entitled "Description of SpinCo's Capital Stock—Limitations on Liability, Indemnification of Officers and Directors and Insurance." That section is incorporated herein by reference.

Item 13.          Financial Statements and Supplementary Data.

              The information required by this item is contained under the section of the information statement entitled "Index to Financial Statements" and the financial statements referenced therein. That section is incorporated herein by reference.

Item 14.          Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

              None.

Item 15.          Financial Statements and Exhibits.

(a)          Financial Statements

              The information required by this item is contained under the section of the information statement entitled "Index to Financial Statements" and the financial statements referenced therein. That section is incorporated herein by reference.

(b)          Exhibits

              See below.

              The following documents are filed as exhibits hereto:

Exhibit Number	Exhibit Description
2.1	Form of Separation and Distribution Agreement*
3.1	Form of Amended and Restated Certificate of Incorporation of Gannett SpinCo, Inc.*
3.2	Form of Amended and Restated Bylaws of Gannett SpinCo, Inc.*
10.1	Form of Transition Services Agreement*
10.2	Form of Tax Matters Agreement*
10.4	Form of Employee Matters Agreement*
10.5	Icahn Agreement**
21.1	List of subsidiaries*
99.1	Information Statement of Gannett SpinCo, Inc., preliminary and subject to completion, dated May 1, 2015**

*
To be filed by amendment.
**
Filed herewith.

SIGNATURES

              Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Gannett SpinCo, Inc.
By:	/s/ ROBERT J. DICKEY
Name: Robert J. Dickey Title: President and Chief Executive Officer

Date: May 1, 2015